Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2016, relating to (1) the consolidated financial statements of DHT Holdings, Inc. and (2) the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting as of December 31, 2015, appearing in the Annual Report on Form 20-F of DHT Holdings Inc. for the year ended December 31, 2015.

/s/ Deloitte AS
Deloitte AS
Oslo, Norway
September 14, 2016